Corporate Presentation September 2006

Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration Statement No. 333-131716

September 18, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (713) 287 2261. The prospectus relating to this offering is available by clicking on the following link:

http://www.sec.gov/Archives/edgar/data/1352302/000119312506154235/ds1a. htm

Forward Looking Statements
This presentation includes forward-looking statements made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates,"
"expects," "intends,“ "targeted," and similar expressions, generally identify forward-looking statements and should be read carefully. These statements are based on GeoMet's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.
Risks, uncertainties and assumptions include (i) risks inherent in the exploration for and development and production of coalbed methane and in estimating reserves, (ii) the presence or recoverability of estimated reserves, (iii) the ability to replace reserves, (iv) unexpected future capital expenditures,
(v) general economic conditions, (vi) gas price volatility, (vii) the success of our hedging and other risk management activities, (viii) competition, (ix) regulatory changes, (x) the ability of management to execute its plans to meet its goals, (xi) cost and availability of transportation to get our gas to market, and (xii) other factors discussed in GeoMet's filings with the United States Securities and Exchange
Commission. GeoMet assumes no obligation to publicly update or revise any forward-looking statements contained in this presentation, whether as a result of new information, future events, or otherwise.

Corporate Highlights
Coalbed Methane is Our Only Business
• Experienced technical team of CBM professionals
• Track record of success (Black Warrior, Raton, Central Appalachia and Cahaba Basins)
• Comparative advantage
Characteristics of Coalbed Methane
Availability of large scale, high-impact resource projects at attractive costs
• Attractive CBM operating profile
– Low geologic risks
– Low F&D costs
– Low production costs
– Long-lived reserves
– Initially inclining production rates
Positioned for Growth
• 646 identified additional drilling locations (148 pud, 498 probable)
• Increase in recovery factors
• Exploration projects

Coalbed Methane – An Unconventional Resource
Coalbeds exist over large geographic expanses
Significant resource potential
Low geologic and development risks (corehole drilling, gas desorption tests)
Higher gas in place at shallow depths
Incremental investment decisions drive down development and operating risk
“Gas Manufacturing” business
Large-scale projects
Economies of scale drive down costs
Long-lived reserves with low decline rates after initial production incline
Success is not dependent on identifying coals, but on optimizing production
Technical issues require experienced personnel

Undeveloped Resources in Established Resource Plays
(
As of June 30, 2006, except for reserve and production data)
Peace River (British Columbia)
18,287 net CBM acres
3 coreholes drilled
3 test wells producing
Houston, TX – Corporate Headquarters
Birmingham, AL – Technical Headquarters
Production and Development Area
Exploration and Evaluation Area
North Central Louisiana
119,244 net CBM acres
17 exploration / production
wells drilled
Cahaba (Alabama)
145 Bcf of estimated proved reserves (YE 05)
42,326 net CBM acres
Est. current net sales of 6,300 Mcf/d
2006 capex of $45 MM to drill 75 wells
335 additional drill sites
Appalachia (Virginia/West Virginia)
114 Bcf of estimated proved reserves (YE 05)
55,631 net CBM acres
Est. current net sales of 11,300 Mcf/d
2006 capex of $20 MM to drill 40 wells
311 additional drill sites

Resource Plays with Significant Upside
(1) Based on the December 31, 2005 reserve report prepared by DeGolyer and MacNaughton, independent petroleum engineers.
(2) The PV-10 was calculated using a flat gas price of $9.66 per Mcf.
(3) Net productive wells in developing projects
Proved
Reserves
at
(12/31/05)
Drilling
and
Acreage
Inventory
at
(6/30/06)
Proved
Proved Developed Percent PV-10
(2)
(MMcf) (MMcf) Developed ($MM)
Appalachia:
Pond Creek 114,458 79,864 70% 366 $
Alabama:
Gurnee Field  (Cahaba Basin) 145,062 112,517 78% 497
Other 2,991 2,758 92% 17
Total 262,511 195,139 74% 880 $
NOTE: R/P - 39.7 years (8.4 year half life)
Estimated
Proved Reserves
(1)
Field
Net Additional
Productive Drilling
Basin
Wells
(3)
Locations Total Developed Undeveloped
Appalachia 178 311 55,631 12,659 42,972
Cahaba 176 335 42,326 11,000 31,326
North Central Louisiana -
-
119,244 - 119,244
British Columbia - - 18,287 - 18,287
Piceance - - 16,949 - 16,949
Other (United States) -
-
13,880 - 13,880
   Total 354 646 266,317 23,659 242,658
Estimated Net CBM  Acres

Track Record of Growth
Daily Sales Proved Reserves
(2)
Capital Expenditures
(2)
Net Wells Drilled
(2)
(1) Excludes $27 million for acquisition of producing properties in Pond Creek.
(2) Proved reserves, capital expenditures and net wells drilled include White Oak Creek Field working interest, sold in 2004.
(1)
E
E
5,837
6,806
8,709
2,024
3,246
7,226
12,585
3,813
3,560
1,483
15,721
0
2,000
4,000
6,000
8,000
10,000
12,000
14,000
16,000
18,000
2002 2003 2004 2005 1H 2006
Other Sales Production Sold in 2004
17
36
104
210
263
0
50
100
150
200
250
300
2001 2002 2003 2004 2005
$13
$36
$59 $59
$90
0
20
40
60
80
100
2002 2003 2004 2005 2006
12
63
92
98
125
0
20
40
60
80
100
120
140
2002 2003 2004 2005 2006

Project Inventory Lifecycle
GeoMet has a deep inventory of resource play development projects at all stages of the asset lifecycle
EARLY
STAGE
MATURE
Exploration / Evaluation
Development / Production
HIGHER RISK
LOWER RISK
Emerging
Projects
North Central
Louisiana
Lasher
Peace
River
Cahaba /
Pond Creek
Increased
Density
Drilling
Cahaba
Pond Creek
White Oak
Creek
Mature
Production

Development Projects

Cahaba Project (Gurnee Field)
A Significant Development Opportunity
Other Operators
Water Discharge Pipeline
SONAT Interstate Pipeline
SONAT Bessemer Calera Pipeline
GeoMet12”High Pressure Pipeline
Black Warrior Methane
El
Paso
Energen
Energen
Constellation
Dominion
Resources
El
Paso
White Oak
Creek
Dominion
Resources
GeoMetInc. Projects
N
0 4 8
Miles
Black
Warrior
Basin
Cahaba
Basin
GeoMet
Cahaba
Operations
Black
Warrior
River
Cahaba
River
Other Operators
Water Discharge Pipeline
SONAT Interstate Pipeline
SONAT Bessemer Calera Pipeline
GeoMet12”High Pressure Pipeline
Black Warrior Methane
El
Paso
Energen
Energen
Constellation
Dominion
Resources
El
Paso
White Oak
Creek
Dominion
Resources
GeoMetInc. Projects
N
0 4 8
Miles
Black
Warrior
Basin
Cahaba
Basin
GeoMet
Cahaba
Operations
Black
Warrior
River
Cahaba
River
Southeast of Black Warrior Basin with thicker
coal seams and similar gas content
Pennsylvanian Age Pottsville coals (same as
Warrior Basin)
Twice average coal thickness (50 feet) / twice
average resource in place
42,326 net acres under lease
Operator - GeoMet – 100% WI
Other operators in the basin - CDX

Cahaba Project (Gurnee Field)
Project Profile
First gas sales in January 2004
Full scale development commenced March 2005
after completion of 38.5 mile water disposal
pipeline to Black Warrior River
145 Bcf of estimated proved reserves (Recovery
factor approximately 55%) at YE 05
31 coreholes and 540 gas desorption tests allows
for accurate estimate of gas in place
Estimated current net sales – 6,300 Mcf /day
176 wells drilled with 335 additional undrilled
locations remaining
9.2 mile (expanding to 17 mile) 12-inch high-
pressure steel pipeline interconnecting with Sonat
Projected 2006 capex – Approximately $45 MM
(75 wells, including 10 infill wells)
Approximately 100 new wells each year starting in
2007
-Compressor Sites
- Well Locations
- Drilled Coreholes
GeoMet, Inc.
- Potential Drill Locations
- Proved Developed
- Proved Undeveloped
0
2 mi.
1 mi.
- Sonat Gas Line
- High Pressure Line
- Water Disposal Line
38.5 mile water discharge line
to Black Warrior River
12” High Pressure Pipeline
Compressor Sites
Cahaba
River

Mcf/d
Bbl/d
1/15/2004
2/15/2004
3/15/2004
4/15/2004
5/15/2004
6/15/2004
7/15/2004
8/15/2004
9/15/2004
10/15/2004
11/15/2004
12/15/2004
1/15/2005
2/15/2005
3/15/2005
4/15/2005
5/15/2005
6/15/2005
7/15/2005
8/15/2005
9/15/2005
10/15/2005
11/15/2005
12/15/2005
1/15/2006
2/15/2006
3/15/2006
4/15/2006
5/15/2006
6/15/2006
7/15/2006
8/15/2006
9/15/2006

0
1000
2000
3000
4000
5000
6000
7000
8000
0
2000
4000
6000
8000
10000
12000
14000
16000
18000
20000
GeoMet Daily Gas Sales Daily Water Production
Cahaba Project (Gurnee field)
Increasing Daily Sales
144A
Roadshow
Completion of
water
discharge
pipeline
IPO
Roadshow

Pike
Kentucky
Virginia
Letcher
Russell
Tazewell
West Virginia
Virginia

CDX
Wise
Scott
0 10
Miles
20
GeoMet Operations
Other Operations
Cardinal II Pipeline
Columbia KA -20 Pipeline
N
Equitable
Resources
Dickinson
CNX Gas
Buchanan
McDowell
Wyoming
Raleigh
GeoMet
Pond
Creek
Project
Penn
Virginia
Lasher
Prospect
CDX
Wise
Scott
0 10
Miles
20 0 10
Miles
20
GeoMet Operations
Other Operations
Cardinal II Pipeline
Columbia KA -20 Pipeline
N N
Equitable
Resources
Dickinson
CNX Gas
Buchanan
McDowell
Wyoming
Raleigh
GeoMet
Pond
Creek
Project
Penn
Virginia
Lasher
Prospect
Pond Creek Project
West Virginia, Virginia border
Pennsylvanian Age Pottsville coals
Coal thickness ranges from 10 – 30 feet
34,982 net acres under lease
Operator - GeoMet – 100% WI
Other operators in the basin – CNX Gas, Equitable
Resources, Penn Virginia, and CDX
Lasher Prospect
Additional development project
16,548 net acres under lease
2 test wells drilled
4 coreholes drilled

Pond Creek Project
Project Profile
First gas sales – February 2003
114 Bcf of estimated proved reserves (Recovery
factor approximately 64%) at YE 05
12 coreholes and 205 gas desorption tests allow
for accurate estimate of gas in place
Estimated current net sales – 11,300 Mcf / day
178 wells drilled with 311 additional undrilled
locations
Projected 2006 capex – Approximately $26 MM
(includes 40 wells and $5.5 MM for pipeline)
Approximately 40 new wells each year
Scale
0
2mi
1mi
- Compressor Sites
- Well Sites
- Drilled Coreholes
GeoMet, Inc.
- Potential Drill Loactions
- Proved Developed
- Shut In Wells
- Proved Undeveloped
ABANDONED
MINES
ABANDONED
MINES
- Pipelines
Compressor Sites
Cardinal States Gathering
Cardinal II Pipeline

0
1,000
2,000
3,000
4,000
5,000
6,000
7,000
8,000
9,000
10,000
11,000
12,000
13,000
14,000
15,000
Feb-03 Apr-03 Jul-03 Sep-03 Dec-03 Mar-04 May-04 Aug-04 Nov-04 Jan-05 Apr-05 Jun-05 Sep-05 Dec-05 Feb-06 May-06 Aug-06
0
25
50
75
100
125
150
175
200
225
250
275
300
Pond Creek Project
Increasing Daily Sales
144A
Roadshow
IPO
Roadshow
GeoMet Daily Gas Sales Well Count

Exploration and Evaluation Properties

36,573 gross acres (18,287 net acres) in
northeastern British Columbia, approximately
60 miles from Fort St. John
Cretaceous Age Gething coals
Net coal thickness greater than existing
development projects
Depths from 1,000 to 3,000 feet
High gas contents
100 MMcf/d of available pipeline capacity within 3 miles
GeoMet operates with a 50% working interest
Attractive royalty incentive package for CBM development
Deductions for gas & water gathering and water
disposal
$50,000 royalty credit for wells drilled before 2008
A summer drilling royalty credit of 10% of capital well
cost up to $100,000 per well
Expected royalty rate < 10%
No severance tax
Peace River Prospect
Project Profile
British
Columbia
Fort
St. John

Prior Activity (6/30/06):
Drilled 3 coreholes
Drilled 2 pilot wells - producing
Recompleted 1 existing well - producing
Recompleted and tested water disposal well
Estimated investment as of 6/30/06  - $8.6 MM
Additional 2006 Activity:
Drilling 4 production test wells
Drill 1 water disposal well
Projected 2H 2006 capex - $4.4 MM (net)
Seek to expand acreage position (acquired an
additional 3,573 gross acres in May)
Peace River Prospect
Project Profile
0
1 km 2 km
6/20/2006
Date:
GeoMet, Inc.
- Producing
- Corehole
- Salt Water Disposal Well
Hudson's
  Hope
New
Acreage
?

Winn, LaSalle and Caldwell Parishes
119,244 net acres
Coals of lignite and sub-bituminous rank
The coals are a member of the Wilcox Formation
which includes sands, shales and siltstones
17 test wells and 60 gas desorption tests allow for
accurate estimate of gas in place
Redrilled two original test wells
Other operators in the area:  Devon, Chesapeake,
Harvest Gas and Spooner
Technical difficulties related to zonal isolation and
water encroachment
Other Exploration & Evaluation Prospects
North Central Louisiana Cameo Prospect
Mesa County, Colorado (Piceance Basin)
14,600 net acres in the southwestern portion of the
basin
Drilled 1 core hole and conducted gas desorption
tests
The gas content and coal thickness are favorable
for CBM development
Pursuing opportunities to increase our acreage
position in this area

Summary Financial Information

Strong Financial Profile
Growing production and cash flow
Growing reserve and resource base
Low finding and development costs
Declining unit operating costs
Solid balance sheet
Stockholder’s equity increased $107 MM in first half 2006 (proforma)
Five year credit facility, $150 MM borrowing base
Favorable hedging position
Management team has significant public company experience
Savvy financial sponsor (Yorktown Partners, LLC)

Low Finding and Development Costs
(1) Finding and development costs include total capital expenditures for exploration, development and acquisition of proved reserves including the net change for the period in both future development costs and the carrying value of unproved properties.
(2) Reserve additions for the period used to compute finding and development costs have been estimated by independent petroleum engineers and adjusted for revisions to previous estimates.
(3) Data from J.S. Herold Database. Includes a broad universe of Large-Cap, Mid-Cap and Small-Cap E&P companies.
3 Year Average (including future development costs)
(1) (2)
Cahaba Project (Gurnee Field) $0.86 per Mcf
Pond Creek Project (Pond Creek Field) $0.98 per Mcf
Combined $0.95 per Mcf
3 Year Average (excluding future development costs)
GeoMet $0.74 per Mcf
E&P Composite Index
(3)
$2.47 per Mcf

Gas Sales (MMcf) / Water (Mbbls) / Well Count
Per Unit Cost (Mcf)
Month 1
Month 7
Month 13
Month 19
Month 25
Month 31
Month 37
Month 43
Month 49
Month 55
Month 61
Month 67
Month 73
Month 79
Month 85
Month 91
Month 97
Month 103
Month 109

Prototypical CBM Field
Inclining Production / Declining Unit Costs
Source:  Actual historical performance of a Black Warrior Basin project.
Early Stage
Intermediate
Stage
Mature Stage
0
250
500
750
1,000
1,250
1,500
1,750
2,000
2,250
$0.00
$0.50
$1.00
$1.50
$2.00
$2.50
$3.00
$3.50
$4.00
$4.50
$5.00
$5.50
Gas Water Wells LOE

Pro Forma Capitalization
(1) 5,750,000 share offering at $10 per share (net of underwriting discount and expenses estimated at $850,000).
(2)
Long-term debt at 6/30/06 includes $73,000,000 of bank debt..
(3) Proved reserves at 12/31/05 of 262.5 Bcf
($ in thousands)
Actual
Proforma
(1)
Cash 983 $              983 $
Long-Term Debt
(2)
73,862 $         21,237 $
Stockholders' Equity 149,616 $       202,241 $
Total Capitalization 223,478 $       223,478 $
Bank Debt  / Capitalization 33% 10%
Bank Debt  / Proved Mcf
(3)
0.28 $             $0.09
June 30,

Natural Gas Production Hedges
(1) Protection is the difference between the floor price and the point where the floor price phases out. It remains a constant premium as prices continue to decline.
Hedge Quantity
Three Way Collars MMBtu Cap Floor
Protection
(1)
Summer 2006 (Jul – Oct)
Winter 2006 / 2007
Summer 2007
Winter 2007 / 2008
Summer 2008
1,476,000
1,510,000
1,712,000
1,216,000
1,712,000
8.49
11.02
10.50
14.80
10.50
$
$
$
$
$
7.00
8.20
7.38
9.00
7.00
$
$
$
$
$
1.12
1.50
1.63
3.00
2.00
$
$
$
$
$
Weighted Average Price / MMBtu

Corporate Highlights
Coalbed Methane is Our Only Business
• Experienced technical team of CBM professionals
• Track record of success (Black Warrior, Raton, Central Appalachia and Cahaba Basins)
• Comparative advantage
Characteristics of Coalbed Methane
Availability of large scale, high-impact resource projects at attractive costs
• Attractive CBM operating profile
– Low geologic risks
– Low F&D costs
– Low production costs
– Long-lived reserves
– Initially inclining production rates
Positioned for Growth
• 646 identified additional drilling locations (148 pud, 498 probable)
• Increase in recovery factors
• Exploration projects

Appendix

Proven Management Team
J. Darby Seré – President and Chief Executive Officer
• 35 years of oil and gas experience including 17 years as CEO of 2 publicly traded companies
• Former President and CEO of Bellwether Exploration Company
• Former President and CEO of Bayou Resources, Inc.
William C. Rankin – Executive Vice President and Chief Financial Officer
• 35 years of experience including 29 years as financial officer with publicly and privately owned energy companies
• Former CFO of Bellwether Exploration Company
• Former CFO of Contour Energy Company
• Former CFO of Hadson Energy Resources Corporation
Philip G. Malone – Senior Vice President of Exploration
• Founder of GeoMet
• 31 years of experience as a CBM / Coal geologist
• Former chief geologist at USX Corporation
• Recognized worldwide author and speaker on coalbed methane
Brett S. Camp – Senior Vice President of Operations
• Founder of GeoMet
• 25 years of experience as a CBM / Coal geologist at USX and GeoMet
• 17 years of experience managing CBM development projects

Three gas fired reciprocating compressors are
currently in service
Current capacity is approximately 12.6 MMcf / d
Fourth compressor to be added in late 2006
38.5 Mile Water Pipeline from Cahaba to the Black
Warrior River
Design Capacity – 45,000 barrels per day
Two Water Treatment Ponds at the Cahaba
Project – 36,000 barrels/each
One Water Discharge Pond at the Black Warrior
River – 18,000 barrels
Water Gathering Lines - 76 miles of high density
polyethylene ranging from 2 to 8 inches in
diameter
9 mile 12-inch high-pressure steel pipeline
interconnecting with Sonat
Re-activating and extending an additional 8 miles
in 2006
72 miles of high density polyethylene low pressure
pipeline ranging from 3 to 12 inches in diameter
Cahaba Project (Gurnee Field)
Facilities Overview
Compression Water Treatment
Pipeline

Water Gathering Lines
• 93 miles of high density polyethylene ranging
from 2 to 3 inches in diameter
• 6,000 barrels of brine water storage capacity
connected to water gathering lines
One salt water disposal facility with capacity of
1,440 barrels per day
High pressure
• 6 miles of 6 inch diameter
Low Pressure
• 90 miles of high density polyethylene ranging
from 3 to 16 inches in diameter
Four gas fired reciprocating compressors are in
service at Pond Creek #1 compressor station
totaling 5,000 HP
One electric compressor at Pond Creek #2
compressor station totaling 1,250 HP
Current capacity of these five units is
approximately 16 MMcf / d
Second electric compressor to be added late 2006
Pond Creek Project
Facilities Overview
Compression Water Treatment
Pipeline